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                                   EXHIBIT 7
                          Opinion of CIBC Oppenheimer

                                December 2, 1998

The Board of Directors
Valley Forge Corporation
100 Smith Ranch Road, Suite 326
San Rafael, California 94903

Members of the Board:

You have asked CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to render a written opinion ("Opinion") to the Board of Directors as to the fairness to the holders of the common stock of Valley Forge Corporation ("Valley Forge"), from a financial point of view, of the consideration to be received pursuant to the Merger Agreement, dated as of December 2, 1998 (the "Merger Agreement"), by and among Key Components LLC ("KCI"), KCI Acquisition Corp., a wholly owned subsidiary of KCI ("Sub"), and Valley Forge. The Merger Agreement provides for, among other things, (A) the commencement by Sub of a tender offer to purchase all outstanding shares of the common stock, par value $0.50 per share, of Valley Forge ("Valley Forge Common Stock" and, such tender offer, the "Tender Offer") at a price of $19.00 per share, net to the seller in cash (the "Cash Consideration") and, subsequent to the Tender Offer, the merger of Sub with and into Valley Forge pursuant to which each outstanding share of Valley Forge Common Stock not previously tendered will be converted into the right to receive the Cash Consideration (the "Tender Offer Transaction") or (B) if the minimum condition for the Tender Offer is not satisfied prior to the scheduled expiration of the Tender Offer, then the termination of the Tender Offer and the merger of Sub with and into Valley Forge pursuant to which each outstanding share of Valley Forge Common Stock will be converted into the right to receive the Cash Consideration (the "Alternative Merger Transaction" and, together with the Tender Offer Transaction, the "Transaction").

In arriving at our Opinion, we:

    (a) reviewed the Merger Agreement;

    (b) reviewed Valley Forge's audited financial statements for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997;

    (c) reviewed Valley Forge's unaudited financial statements for the three months ended March 31, 1998, June 30, 1998 and September 30, 1998;

    (d) reviewed financial projections of Valley Forge prepared by Valley Forge's management;

    (e) reviewed the historical market prices and trading volume for Valley Forge Common Stock;

    (f) held discussions with the senior management of Valley Forge and representatives of KCI with respect to the business and prospects for future growth of Valley Forge;

    (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Valley Forge;

    (h) performed a discounted cash flow analysis of Valley Forge using certain assumptions of future performance provided to us by the management of Valley Forge;

    (i) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

    (j) reviewed public information concerning Valley Forge;

    (k) at the request of Valley Forge, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of Valley Forge; and
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    (l) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Valley Forge and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Valley Forge provided to or discussed with us, we assumed, at the direction of Valley Forge's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Valley Forge's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Valley Forge or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Valley Forge, or the price at which Valley Forge Common Stock will trade subsequent to announcement of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Valley Forge in connection with the Transaction and to the Board of Directors of Valley Forge in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon the delivery of this Opinion. In the ordinary course of business, CIBC Oppenheimer and its affiliates may actively trade securities of Valley Forge and debt securities of KCI and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Valley Forge Common Stock (other than KCI and its affiliates) in the Transaction is fair to such holders from a financial point of view. This Opinion is for the use of the Board of Directors of Valley Forge and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Valley Forge Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the Merger. Neither this Opinion nor the services provided by CIBC Oppenheimer in connection herewith may be publicly disclosed or referred to in any manner by Valley Forge without the prior written approval of CIBC Oppenheimer.

                                              Very truly yours,

                                              CIBC OPPENHEIMER CORP.